Exhibit 99.1

VIISAGE REPORTS RECORD FOURTH QUARTER AND 2003 RESULTS

Annual Revenues Reach a Record $37.37 Million;

Company Separately Announces Agreement to Acquire Trans Digital Technologies Corporation

LITTLETON, MASS. — February 17, 2004 — Viisage (NASDAQ: VISG), a leading provider of advanced technology identity solutions, announced results for the fourth quarter ended December 31, 2003, which included record fourth quarter and full year revenue attainment.

On December 30, 2003, Viisage adopted new accounting rule EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which pertains to revenue recognition for certain long-term contracts, such as Viisage’s state drivers’ licenses, retroactively to January 1, 2003. The Company revised its results for the first three quarters of 2003.

Revenues for the fourth quarter of 2003 totaled $10.32 million, up 18% from $8.76 million recorded in the comparable period last year. The net loss for the fourth quarter of 2003 was $1.40 million, or $0.06 per basic and diluted share, compared to the reported net loss of $3.05 million, or $0.15 per basic and diluted share in 2002.

For the year 2003, revenues rose 16% to a record $37.37 million from the reported $32.30 million for the year in 2002. The net loss for 2003 was $5.53 million, or $0.26 per basic and diluted share, before a non-cash charge of $12.13 million for the cumulative effect of a change in accounting principle, compared to the reported net loss of $9.53 million, or $0.48 per basic and diluted for 2002. Including the non-cash charge of $12.13 million or $0.57 per basic and diluted share for the cumulative effect, the net loss for 2003 was $17.66 million or $0.82 per basic and diluted share.

“Throughout 2003, we focused on positioning Viisage to become the leader in advanced technology identity solutions. From a product and technology development standpoint, we defined a clear value proposition for the company around providing world-class identity solutions and enhanced our technical capabilities, specifically face recognition, with the acquisition of ZN Vision Technologies. Organizationally, we strengthened our management team with several key additions. Finally, we were successful in reducing operational spending levels and realigning our expense structure to reduce cash burn dramatically. This, combined with an infusion of capital from a successful private placement in September, produced a much more stable and solid financial position and more diversified investor base,” said Bernard Bailey, president and CEO.

He added, “Entering 2004, Viisage is poised to execute on a strategy that will expand our growth opportunities and build long-term shareholder value. We are delighted to announce today the acquisition of Trans Digital Technologies (“TDT”), which provides us with a market-leading position in border management applications. Such steps leverage our existing core business and allow for the enhancement and expansion of our product and service offerings.”

Separately, Viisage today announced the acquisition of TDT, a privately held Arlington, VA-based firm that is the sole source provider of high security technology and services to the Department of State for U.S. passports. Viisage agreed to exchange 5.85 million shares and a combination of cash and notes equal to approximately $20 million for all of the outstanding shares of TDT. The acquisition was completed on February 14, 2004 and TDT will be included in the combined organization’s financial results beginning with the first quarter of 2004.

Bill Aulet, Viisage’s CFO, commented, “Viisage ended 2003 in a greatly improved financial position – one that provides us with significant flexibility in our drive to grow our business, enhance our product and service offerings and make the needed investments to maintain our technological leadership. Based upon our results for 2003 and the plans we have outlined for 2004, including our acquisitions of ZN and TDT, we believe we can generate revenues of $57 -$60 million this year and significantly improve our gross margins.”

Company highlights from the fourth quarter of 2003 included:

•	Receiving a $1.6 million New York State DSS Contract, building on the decade-long relationship between Viisage and NYDSS

•	Recognition by leading industry consultant Frost & Sullivan for leadership in the Global Face Recognition Biometrics Market

Financial highlights from the fourth quarter of 2003 included:

•	Revenues of $10.32 million – the company’s second consecutive record revenue quarter

•	Significant gross margin improvement to 27.3%

•	Backlog of $112 million as of December31, 2003

•	Improvement in cash position to $12.98 million

•	Adopted new accounting rule for revenue recognition to create greater transparency for investors and operational efficiencies throughout the Company

Following the close of the fourth quarter, Viisage announced the following achievements:

•	Completing the ZN acquisition, positioning the Company as the worldwide technological leader in face recognition

•	Securing a $734,000 face recognition contract extension to begin the third phase of successful Pinellas County Sheriff’s office project

•	Receiving contract extension from Wisconsin Department of Transportation to continue producing digital drivers’ licenses

•	Winning a competitive bid for the U.S. Department of State contract for an Identity Solution to reduce fraud in the Diversity Visa Program

Total operating expenses for the fourth quarter of 2003 were $3.97 million, a 26% decline from $5.39 million in the fourth quarter of 2002, reflecting the impact of continued cost controls, the realigned expense structure, and reduced spending on research and development in 2003 in light of the significant benefits provided in this area through the ZN acquisition.

Total operating expenses for 2003 were $14.04 million, compared to $15.72 million in 2002. Said Mr. Aulet, “We made great progress in reducing our operating expense structure in 2003 and believe we still can make our operations more efficient.”

Viisage will hold a conference call with the investment community to discuss these results on February 17, 2004, at 9:00 a.m. EST. The call may be accessed via webcast at the company’s Web site (www.viisage.com), ten minutes prior to the start, or by calling 1-800-901-5213, confirmation code 38619127. Internationally, dial 1-617-786-2962 with the same confirmation code. A replay will be available as a webcast, accessible on the company’s Web site, one hour after the completion of the call.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, providing access control, and protecting personal privacy. Viisage creates solutions using secure document and face recognition technologies that quickly, reliably, and accurately identify individuals. With over 2,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to complete proposed transactions, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, the company’s Form 10K for the year ended December 31, 2002 and its quarterly reports on Form 10Q. The Company undertakes no obligation to update any forward-looking statements.